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                    CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption 'Experts' and to the use of our report dated February 25, 1994 with respect to the consolidated financial statements and schedules of Associated Communications Corporation for the years ended December 31, 1993, 1992, and 1991 included in its Annual Report (Form 10-K), as amended on Form 10-K/A dated July 28, 1994, filed with the Securities and Exchange Commission, incorporated by reference in the Proxy Statement of Associated Communications Corporations which is made a part of the Registration Statement (Form S-4) and Prospectus of Southwestern Bell Corporation dated July 29, 1994.

We also consent to the use of our report dated February 5, 1993 with respect to the financial statements of Buffalo Telephone Company for the years ended December 31, 1992 and 1991, and of our reports dated February 25, 1994 with respect to the combined financial statements and schedules of Associated Business to be Merged for the years ended December 31, 1993, 1992, and 1991, and with respect to the combined financial statements and schedules of Associated Communications of Delaware, Inc. for the years ended December 31, 1993, 1992, and 1991, included or incorporated by reference in the Proxy Statement of Associated Communications Corporations which is made a part of the Registration Statement (Form S-4) and Prospectus of Southwestern Bell Corporation dated July 29, 1994.


                                   /s/Ernst & Young
                                   ERNST & YOUNG

July 29, 1994